AMENDMENT NO. 7
TO
MASTER INVESTMENT ADVISORY AGREEMENT
     This Amendment dated as of September 24, 2012, amends the Master Investment Advisory Agreement (the “Agreement”), dated November 25, 2003, between AIM International Mutual Funds (Invesco International Mutual Funds), a Delaware statutory trust, and Invesco Advisers, Inc., a Delaware corporation.
W I T N E S S E T H:
     WHEREAS, the parties agree to amend the Agreement to change the name of Invesco Global Select Companies Fund to Invesco Select Opportunities Fund;
     NOW, THEREFORE, the parties agree that;
1.	Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:
“Appendix A
FUNDS AND EFFECTIVE DATES

Name of Fund	Effective Date of Advisory Agreement
Invesco Asia Pacific Growth Fund	November 25, 2003

Invesco European Growth Fund	November 25, 2003

Invesco Global Growth Fund	November 25, 2003

Invesco Global Opportunities Fund	July 30, 2012

Invesco Global Small & Mid Cap Growth Fund	November 25, 2003

Invesco International Core Equity Fund	November 25, 2003

Invesco International Growth Fund	November 25, 2003

Invesco Select Opportunities Fund	July 30, 2012

Appendix B
COMPENSATION TO THE ADVISOR
     The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.
Invesco Asia Pacific Growth Fund
Invesco European Growth Fund
Invesco International Growth Fund

Net Assets	Annual Rate
First $250 million	0.935%
Next $250 million	0.91%
Next $500 million	0.885%
Next $1.5 billion	0.86%
Next $2.5 billion	0.835%
Next $2.5 billion	0.81%
Next $2.5 billion	0.785%
Over $10 billion	0.76%
Invesco Global Growth Fund
Invesco Global Opportunities Fund
Invesco Global Small & Mid Cap Growth Fund
Invesco Select Opportunities Fund

Net Assets	Annual Rate
First $250 million	0.80%
Next $250 million	0.78%
Next $500 million	0.76%
Next $1.5 billion	0.74%
Next $2.5 billion	0.72%
Next $2.5 billion	0.70%
Next $2.5 billion	0.68%
Over $10 billion	0.66%
Invesco International Core Equity Fund

Net Assets	Annual Rate
First $500 million	0.75%
Next $500 million	0.65%
From $1 billion	0.55%
From $2 billion	0.45%
From $4 billion	0.40%
From $6 billion	0.375%
From $8 billion	0.35%”

2.	In all other respects, the Agreement is hereby confirmed and remains in full force and effect.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.

AIM INTERNATIONAL MUTUAL FUNDS
(INVESCO INTERNATIONAL MUTUAL FUNDS)

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

INVESCO ADVISERS, INC.

Attest:	/s/ Peter A. Davidson	By:	/s/ John M. Zerr
	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

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